Exhibit 10(b)

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) effective ___________________, __________, by and between Lincoln National Corporation (“LNC”) and ______________________ (the “Grantee”) evidences the grant, by LNC on ______________________, ________ (“Date of Grant”) of a Restricted Stock Award to Grantee, and Grantee’s acceptance of the Restricted Stock Award in accordance with the provisions of the Lincoln National Corporation Incentive Compensation Plan, as Amended and Restated March 8, 2001, and any amendments thereto (the “Plan”) and this Agreement. LNC and Grantee agree as follows:

1.     Number of Shares Granted. Grantee is awarded __________ shares of LNC common stock subject to the restrictions set out in the Plan and in this Agreement (the “Restricted Shares”). In the event of a stock dividend or stock split, the number of Restricted Shares shall be automatically increased in the same manner as all outstanding shares of LNC common stock and shall be subject to the same restrictions as the underlying shares.

2.     Restrictions. The Restricted Shares granted pursuant to this Agreement shall be subject to the following Restrictions until such time as the Restrictions shall lapse, as described in Paragraph 7 below:

(a)	Neither the Restricted Stock nor any interest or right therein or part thereof shall be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Grantee; and
(b)	In the event Grantee’s service (as defined in this Paragraph 2 below) with LNC and all subsidiaries terminates prior to ______________, _________ , other than on account of death or disability or a change in control (as defined in Paragraph 5, below), the Restricted Shares shall be forfeited and transferred back to LNC. Upon forfeiture, Grantee shall have no further rights in such Restricted Shares nor in his/her Dividend Equivalent Rights Account (as described in Paragraph 4, below).

For purposes of this Agreement, the term “service” includes service as a common law employee, a full time life insurance salesman under contract with LNC or a subsidiary (“planner”), or the furnishing of exclusive consulting services to LNC or a subsidiary after retirement pursuant to a written agreement.

3.    Voting Rights. Grantee shall have voting rights on the Restricted Shares.

4.    Dividend Equivalent Rights. No cash dividends shall be payable on the Restricted Shares. Instead, a Dividend Equivalent Rights Payment Account (“DER Account”) shall be established and maintained for Grantee. Stock units equal in value to dividends attributable to the Restricted Shares shall be credited to the DER Account as of the dividend payable date. These stock units have the same restrictions as the underlying Restricted Shares.

5.     Registration of Restricted Shares. The Secretary of LNC will register Restricted Shares in the name of Grantee, to be held in book entry form by the LNC’s transfer agent until such time as the restrictions lapse or until the Restricted Shares are canceled or forfeited. The transfer of these Restricted Shares is restricted under the terms of this Agreement (as described in Paragraph 2 above).

6.    Compliance with the Noncompete, Nondisclosure and Ideas Provision. This award may be canceled by action of the Compensation Committee of the LNC Board of Directors if Grantee fails to comply with the non-competition, nondisclosure and ideas provisions of the Plan. Grantee must provide the Secretary of LNC with a certification of compliance with these provisions (“Certification”) prior to the distribution of shares and the DER Account once the restrictions have lapsed, unless such restrictions lapse as a result of the Grantee’s death.

7.     Lapse of Restrictions. Subject to Paragraph 6 above, the Restrictions on the Restricted Stock shall lapse, and the Shares shall vest fully on the earlier of the following dates:

(a)	[Date: should be same date as in Paragraph 2(b)]; or

(b)	The date on which the Compensation Committee of the LNC Board of Directors determines the total disability of Grantee, as determined pursuant to any applicable federal taxation rules; or

(c)	The date of the Grantee’s death; or

(d)	The date on which a Change of Control of LNC occurs as that term is defined in the Lincoln National Corporation Executives’ Severance Benefit Plan on the day immediately preceding such Change of Control and pursuant to any applicable federal taxation rules.

Unless the Restricted Shares have been canceled, forfeited or deferred by the Grantee under the terms of the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (the “Deferred Compensation Plan”), as described in Paragraph 8 below, the Restricted Shares shall be distributed to Grantee or his/her designee (or estate) without restrictions as soon as practicable. LNC shall create a book entry account in the name of the Grantee to which shares of LNC common stock representing the Restricted Shares and the stock units credited to the Grantees DER Account shall be credited.

8.    Deferral of Shares. The Grantee shall be permitted to defer the receipt of Shares of LNC common stock subject to this Award prior to or simultaneously with the lapse of any Restrictions applicable to such Shares, into the Deferred Compensation Plan, to be credited in the form of phantom stock units (“Units”) to be administered under the terms and provisions of such Plan. Any such deferral of Restricted Shares shall comply with all applicable federal taxation rules, the terms of the Deferred Compensation Plan, and with any administrative procedures established from time to time by the Compensation Committee or its delegate(s). In addition, the Compensation Committee of the LNC Board of Directors may exercise its sole discretion to defer all or a portion of such Restricted Shares and the DER Account under the Deferred Compensation Plan if the Grantee is a Reporting Person under Section 16(a) of the Securities Exchange Act of 1934 and Grantee’s employer would be denied a deduction (under Internal Revenue Code Section 162(m)) for the value of such Restricted Shares and the DER Account.

9.     Tax Withholding. Grantee must remit to the Secretary of LNC an amount equal to any tax withholding required by federal, state, or local law on the value of the Restricted Shares and the DER Account at such time as they are taxable to Grantee. Grantee may elect, in accordance with procedures established by the Committee, to surrender shares of LNC common stock (including the shares which are a part of this award) with a fair market value on the date of surrender that satisfies all or part of the withholding requirements.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the effective date set out above.

LINCOLN NATIONAL CORPORATION

By:  ____________________________________

Jon A. Boscia
Chairman and Chief Executive Officer